UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

WAHED REAL ESTATE SERIES 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	99-3337084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 East 28th Street, 8th Floor New York, New York	10016
(Address of principal executive offices)	(Zip Code)

817-657-7612

Registrant’s telephone number, including area code

Series Interests in Series Paign Drive

(Title of each class of securities issued pursuant to Regulation A)

In this Report, the terms “Wahed Real Estate,” “we,” “us, “our,” the “company” and similar terms refer to Wahed Real Estate Series 1 LLC, a Delaware Series Limited Liability Company; “Wahed Financial” refers to the company’s parent and Managing Member, Wahed Financial LLC, together with its consolidated subsidiaries unless the context indicates otherwise.

This Report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the Report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Market and Other Industry Data

This Report includes market and other industry data and estimates that are based on the Managing Member’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Report, and we believe our estimates to be accurate as of the date of this Report or such other date stated in this Report. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Report, and estimates and beliefs based on that data, may not be reliable.

Item 1. BUSINESS

Wahed Real Estate is a Delaware series limited liability company formed on May 14, 2024 by its Managing Member Wahed Financial, a Delaware limited liability company. Wahed Real Estate is an investment vehicle that intends to enable investors to own fractional ownership of specific residential rental properties. We believe our real estate platform will enable investors to invest in residential real estate with lower capital requirements and provide opportunities for income through rental returns, long term capital gains and capital preservation. We believe offering Series Interests lowers the cost-of-entry and minimizes the time commitment for real estate investing, with no investor involvement in asset or property management, while still providing the potential economic benefits normally associated with direct property ownership. The Wahed Real Estate platform will list each Series and their relevant properties, and investors can browse and choose opportunities in which to invest.

Our Series LLC Structure

The company intends to establish separate Series for the holding of residential properties to be acquired by the company. It is not anticipated that any Series would own any assets other than its respective real estate property and associated assets, the reason for which the applicable Series was created (“The Underlying Asset(s)”), plus cash reserves for maintenance, storage, insurance and other expenses pertaining to such Underlying Assets and amounts earned by each Series from the monetization of the Underlying Asset. It is intended that owners of a Series Interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law. This would include contractual obligations that each Series will enter, such as any property management agreement with respect to the management of the specific property. This would also include the portion of any shared fees, costs or expenses that have been allocated to the Series, as discussed above and under “– Expenses and Allocation Policy.”

Strategy and Target Markets

Our investment strategy is to acquire, rent out, manage, operate, and sell residential properties located in vibrant, growing cities across America. Our primary focus initially will be single family homes and we may later expand (e.g., after 2 years) into multi-family properties (e.g., condos). We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long-term property value appreciation. Investment and operational decisions, including the selection and acquisition of residential properties to be included in a Series, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or Wahed Real Estate receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing. Please see “– Shariah Operation Policy” below for a further description of our Managing Member’s policy and procedures regarding compliance with Shariah and Islamic principles.

We focus on acquiring properties in urban areas that we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation. We will seek properties in markets that exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 – 500 homes);

●	Positive rates of job and income growth;

●	Large university and skilled workforce;

●	Popular with millennials; and

●	Favorable competitive landscape with respect to other institutional single family residence buyers.

For a brief overview of the particular geographic market in which a Series property is located, see the individual Series property listings in the section titled “ – Property Overview” below.

Our strategy involves retaining and managing properties we acquire in series for an extended period, which we expect will average around 10 years. The decision to sell a particular property will be made by carefully evaluating current and future market trends, the property’s condition, and factors affecting cash flow and profitability.

Market Dynamics

The current valuation of the US housing market stands at approximately $50 trillion. Currently, the market is characterized by historically low affordability, driven by elevated housing prices and high mortgage rates. There is a notable shortage of around 4 million housing units in the US. Additionally, the inventory of existing homes is limited, as current homeowners opt to retain their properties due to high interest rates. Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

Despite these challenges, the company remains optimistic about the long-term outlook for the real estate sector in the US.

Intended Business Process

Generally, the company and Wahed Financial intend to arrange for the purchase of a specific residential property either directly by the Series or by Wahed Financial or one of its affiliates.

If Wahed Financial or one of its affiliates purchases the property directly, then, after the relevant Series has obtained financing, it would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, as well as any renovation or repair costs incurred prior to the sale to the Series as well as the applicable sourcing fee specified in the Series Designation for the relevant Series. Our Managing Member may determine to sell the property to the Series shortly after the initial sale of Series Interests and prior to the Series raising sufficient funds to pay the purchase price of the property in full. In that case, the Managing Member would provide an interest-free loan to the Series to cover the full purchase price plus acquisition expenses and property improvement expenses, and would then be repaid such amounts out of future proceeds from the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

In cases where Wahed Financial identifies and intends to have the Series purchase that property directly from a third party seller, it would use the proceeds of the offering for that Series to purchase the property. Adhering to Islamic principles, all property acquisitions will be conducted with cash or other interest-free financing, mitigating challenges associated with high mortgage rates. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient proceeds being received, Wahed Financial or an affiliate may provide an interest-free loan to the Series to finance all or part of the purchase price of the property plus acquisition expenses and property improvement expenses that would be repaid with the proceeds of the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property plus acquisition expenses and property improvement expenses, the Series would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

Intercompany loans between Wahed Financial or an affiliate thereof, on the one hand, and a Series, on the other hand, would generally have the following terms:

●	Interest: 0% interest.

●	Security: The loan would be unsecured.

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	No prepayment penalty

●	Facility fees may be charged at a rate of up to 5% per annum of the outstanding loan balance.

Shariah Operation Policy

As part of the Wahed Inc. group of companies, our Managing Member manages our company in compliance with the Wahed Shariah Operation Policy, designed to ensure that our company’s operations are conducted in accordance with Islamic principles and Shariah requirements. The policy provides the structure for a disciplined, objective, and consistent approach to investment selection and related financial services based on set ethical and Shariah screening criteria. The guiding principles established in the policy for our Managing Member’s conduct of business include the following:

●	truthfulness, honesty and fairness,

●	due care and diligence in the operation of business, including acting in the best interests of stakeholders and the evaluation of risk,

●	capabilities of senior management, staff and representatives to discharge their respective duties competently,

●	knowledge of and clients and transparent, fair and truthful communications with clients, and

●	avoidance or appropriate management of conflicts of interest such that stakeholders are treated fairly.

The policy sets out a Shariah governance structure designed to monitor Shariah compliance and ensure the conduct of business in a socially responsible manner, in compliance with the Shariah standards issued by the Accounting and Auditing Organization for Islamic Financial Institutions and under the guidelines and oversight of Wahed’s Shariah Supervisory Board (the “SSB”). Our Managing Member has coordinated with the SSB in establishing our company and determining our intended business process and investment approach to ensure our compliance with Shariah and Islamic principles.

Our Managing Member and Fees and Expenses payable by each Series

Wahed Financial will serve as our Managing Member and the Managing Member of each Series. Our Managing Member acts through its members, Ahmar Shaikh and Nawvid Ahmed, and its Chief Executive Officer and Chief Financial Officer, Ahmar Shaikh. As our Managing Member, Wahed Financial has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the company and each Series.

Our Managing Member is responsible for the day-to-day management of the company and each Series and will manage all underlying property and other assets related to the various Series including the sales of property, property rentals, maintenance and insurance. We anticipate engaging local property managers for the day to day management of our properties and we expect property management fees to be in the range of 8-12% of gross rental receipts, which would be paid out of the revenues generated by such Series. To the extent that we have entered into a property management agreement with respect to any Series property, the terms of such agreement are set forth below under “– Property Overview.”

Sourcing Fee

If a Series raises the maximum offering amount for that Series, a portion of the proceeds would be paid to our Managing Member as a sourcing fee, which is set forth in the Certificate of Designation for the relevant Series. The sourcing fee represents a fee payable in connection with the search and negotiation of the property purchase and coordination of the work needed to prepare the property for rental. Our Managing Member determines this fee and sets the amount. To the extent that a Series raises less than the maximum offering amount resulting in insufficient funds to pay the sourcing fee, the Managing Member may determine to expense the balance of the sourcing fee, which would be deducted from revenues generated by the relevant property, waive the sourcing fee or invest in the relevant Series Interests to cover the balance of the sourcing fee.

Asset Management Fees

On a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of Series Interests of a Series, such Series shall pay the Managing Member an asset management fee, payable quarterly in arrears, equal to 0.25% (1% annualized) of Asset Value as of the last day of the immediately preceding quarter.

“Asset Value” at any date means the fair market value of assets in a Series representing the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such assets in an arm’s length transaction, determined by the Managing Member in its sole discretion.

Our Managing Member expects to determine “Asset Value” based on an internal review of recent comparable sales and may obtain third party valuations from time to time as needed.

Expenses and Allocations Policy

In addition to paying the sourcing fee and asset management fees discussed above, each Series will be responsible for the following fees, costs and expenses, or its allocated portion thereof) in connection with any offering of Series Interests by a Series and the sourcing and acquisition of a Series property shall be borne by the relevant Series (except in the case of an unsuccessful offering in which case all “dead deal costs” shall be borne by the Managing Member), and except to the extent assumed by the Managing Member in writing):

●	Cost to acquire the Series Property;

●	Brokerage fees;

●	Offering expenses (as discussed below); and

●	Acquisition expenses, meaning the fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series property, including real estate brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and similar costs and expenses incurred in connection with the evaluation, discovery, investigation and acquisition of a Series property.

Operating Expenses

Each Series of our company will also be responsible for the following costs and expenses attributable to the activities of our company related to such series (we refer to these as Operating Expenses):

●	any and all fees, costs and expenses incurred in connection with the management of a Series property, including Home Ownership Association (HOA) fees, income taxes, marketing, security and maintenance;

●	any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for interests in a Series to be made available to investors in certain states and any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U;

●	any and all insurance premiums or expenses, including directors’ and officers’ insurance of the directors and officers of the Managing Member, in connection with the Series;

●	any withholding or transfer taxes imposed on our company or a Series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of our company or a Series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company or a Series in connection with the affairs of our company or a Series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to our company or a Series;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the managing Member in connection with a Series;

●	the cost of the audit of our company’s annual financial statements and the preparation of its tax returns and circulation of reports to investors;

●	the cost of any audit of a series annual financial statements and the fees, costs and expenses incurred in connection with making of any tax filings on behalf of a series and circulation of reports to investors;

●	any indemnification payments to be made pursuant to the requirements of the Operating Agreement;

●	the fees and expenses of our company’s or a Series’ counsel in connection with advice directly relating to our company’s or a series’ legal affairs;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Managing Member in connection with the operations of our company or a Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Managing Member in its reasonable discretion.

The Managing Member will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from a Series property and cannot be covered by any Operating Expense reserves on the balance sheet of such Series, the Managing Member may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, expected to be on an interest-free basis consistent with Islamic principles, and be entitled to reimbursement of such amount from future revenues generated by such series property, and/or (c) cause Series Interests to be issued to the Managing Member in order to cover such additional amounts.

Allocation Policy

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from series properties and any indemnification payments made by the Managing Member will be allocated among the various series interests in accordance with the Managing Member’s allocation policy set forth below. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series.  If, however, an item is not allocable to a specific Series but to our company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. By way of example, as of the date of this Report it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy
Revenue	Each of the Series is expected to have monthly rental income from the Series property.	Allocable directly to the applicable Series

Acquisition Expenses	Appraisal and valuation fees (if incurred pre-closing)	Allocable directly to the applicable Series property

	Appraisal and valuation fees (if incurred post-closing)	Allocable directly to the applicable Series property

	Pre-purchase inspection	Allocable directly to the applicable Series property

	Closing costs (including any broker commissions)	Allocable directly to the applicable Series property

	Insurance of a series property as at time of acquisition	Allocable directly to the applicable Series property

Offering Expenses*	Legal expenses related to the preparation of regulatory paperwork (offering materials) for a series	Allocable pro rata based on the number of Series properties

	Audit and accounting work related to the regulatory paperwork for the company and each series	Allocable pro rata based on the number of Series properties

	Broker fees other than cash commissions (e.g., expense reimbursement)	Allocable pro rata based on the number of Series properties

	Brokerage commissions	Allocable directly to the applicable Series

	Third party marketing costs (including distribution of marketing materials)	Allocable pro rata based on the Asset Value of the Series

Operating Expense	Property management fees	Allocable directly to the applicable Series property
	Asset management fees	Allocable directly to the applicable Series

	Tax / Accounting / bookkeeping work related to the regulatory paperwork of the Series	Allocable pro rata based on the number of Series properties

	Security (e.g., surveillance and patrols)	Allocable pro rata based on the Asset Value of the Series

	Insurance	Allocable directly to the applicable Series property

	Maintenance	Allocable directly to the applicable Series property

	Property marketing or lease concessions, including special offers and terms	Allocable directly to the applicable Series property

Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable pro rata based on the Asset Value of the Series

Disposition/Dissolution	Appraisal and valuations fees	Allocable directly to the applicable Series property

	Pre-sale improvements	Allocable directly to the applicable Series property

	Staging and marketing expenses	Allocable directly to the applicable Series property

	Real estate commissions	Allocable directly to the applicable Series property

*	For each Series, the maximum amount of Offering Expenses, excluding brokerage commissions, that will be allocated by the Managing Member to such Series will be 4% of the gross offering proceeds received by such Series.

Once such fees, costs or expenses have been allocated in accordance with the Managing Member’s allocation policy, each relevant Series would record their allocated portion and become liable for payment or for reimbursing the Managing Member for its pre-allocation payment of such expenses. There may be situations where it is difficult to allocate fees, costs and expenses among specific Series and, therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

Notwithstanding the foregoing, the manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Property Overview

Series Paign Drive

Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of the below property for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2024 plus a $595 compliance/transaction fee. The property was purchased by Wahed Financial in August 2024 and leased back to the seller for a period of 3 days. On April 9, 2025, Wahed Financial leased the property under a two-year lease for a monthly rent of $2,100 and expects to transfer the lease to the company concurrently with the transfer of the property. Prior to the purchase by Wahed Financial, the property was owner-occupied and there is no prior rental history.

Our Managing Member intends to sell the property to Series Paign Drive for $260,000. In addition, the Series would reimburse the Managing Member for its acquisition expenses, estimated at $7,800, and, to the extent incurred by the Managing Member prior to its sale of the property to the Series, any property improvement expenses.

Address of Property	41210 Paign Drive Sterling Heights, MI

Type of Property	Single-family detached home

Square foot	1,334 square feet

Lot size	9,147 square feet

Number of Units	1

Configuration	3 bedroom, 1.5 bath

Estimated property improvement expenses	$7,725

Debt on property	None.

Estimated Acquisition Expenses	$7,800

Property Manager Fees	10% of rental revenue.

Sale of Property	In the event the company decides to sell the property, approval from the Series Paign Drive Interest holders is not required.

Market Dynamics for Sterling Heights

Because of its attractive market and neighborhood characteristics, we believe our Sterling Heights property is well-positioned to deliver strong and stable rental income and generate a good return on investment for investors in the Series.

Located in Sterling Heights, the second-largest suburb in Detroit, this property was acquired for $260,000, approximately 15% below the average sale price for homes in Sterling Heights over the prior 12 months based on data from Homes.com. The Sterling Heights housing sales market has experienced a cumulative home appreciation rate (the percentage change in the resale value of existing homes) of 45.4% over the past five years through March 31, 2024, with an annual average appreciation rate of 7.8% over that time period, based on data from Neighborhoodscout.com.

Rental homes represent nearly 25% of occupied homes in Sterling Heights and reflect a median rent price of approximately $2,100. The Paign Drive property is conveniently located within a 5 to 10-minute drive of several major parks, making it a practical choice for families. Dodge Park, with its 51 acres, offers facilities such as an ice rink, basketball court, and sand volleyball court. The 461-acre Clinton River Park North connects multiple area parks through a trail system, providing opportunities for outdoor activities like kayaking and canoeing along the Clinton River. The property is also situated in a highly desirable school district, all of which we believe will attract and retain quality tenants working in downtown Detroit and nearby areas, contributing to stable rental income.

Property Management Agreement

Wahed Financial has entered into a management agreement with a local unaffiliated property manager to provide for the day to day management of the Paign Drive property for a monthly fee of 10% of rental revenue. This agreement is expected to be assigned to the Series upon transfer of the property. Under the agreement, the property manager’s responsibilities include:

●	Collection of rents and all other fees due, maintain financial records and provide financial reports;

●	Advertising and renting the property and providing property services and support for these efforts;

●	Managing routine and emergency maintenance and repairs, including semi-annual inspections;

●	Performing general lease administration and enforcement; including managing evictions up until any court appearances; and

●	Ensuring compliance with all legal property maintenance and rental certification requirements in accordance with local and state housing laws.

The property manager has the authority to make any repairs and maintenance up to $999 and our approval is required for any costs in excess of $1,000 will be presented to Client for approval.

The agreement has a term of two years and can be terminated earlier by us either (1) upon 60 days notice to the property manager, (2) default by the property manager that is not cured 30 days of notice or longer in certain cases, (3) certain other events adversely affecting the property manager.

Please see the Paign Drive Property Management Agreement, included as an exhibit hereto and incorporated by reference herein, for the full terms of this agreement.

Expected Fees Paid to the Managing Member or affiliates

Sourcing Fee: $14,300

Annual Management Fee: 1% of Asset Value annually, which would initially be $2,652, comprised of property purchase price plus estimated property improvement expenses.

Employees

Wahed Real Estate currently has 0 full-time employees and 0 part-time employees. Wahed Financial is managed by 2 individual managers, Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer, and Nawvid Ahmed.

The Wahed Real Estate Platform

Wahed Inc., parent company of Wahed Financial, the Managing Member, owns and operates a web-based real estate investment platform, accessible at www.wahed.com/real-estate. It is currently developing the Wahed Real Estate App, and intends to launch the App before the end of the year and transition its real estate investment platform to the App. The App is expected to be available to download through the above Wahed real estate website as well as App stores. In this real estate investment platform, investors can browse and screen the investments offered by each of our Series, now existing or to be formed by our company in the future, create a wallet account, and electronically sign legal documents to purchase Series interests.

Intellectual Property

Wahed Real Estate does not have any patents, trademarks or other intellectual property protections, and has not filed any applications. Wahed Inc., the parent company of Wahed Financial, has a trademark registered with the U.S. Patent and Trademark Office for the mark “Wahed” (Registration No. 5611100) and has applied for trademark registration in the U.S. for the quadrilateral symbol used in the company’s logo.

Regulation

Residential rental properties are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our residential properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our residential properties, including prior to acquiring any of our residential properties or when undertaking renovations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements.

Litigation

The company is not a party to any current litigation.

Property

Wahed Real Estate currently does not own or lease any property other than any Underlying Assets included in each Series. Wahed Financial, the company’s Managing Member maintains an office in New York, NY that it leases and it, not our company, is responsible for bearing the costs of its offices.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the company’s financial statements and financial condition of Wahed Real Estate and results of its operations together with its consolidated and consolidating financial statements and related notes appearing at the end of this Report. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” included in our Offering Circular found here.

Overview

Wahed Real Estate was formed on May 14, 2024 (“Inception”) in the state of Delaware. The company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the company. Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of the below property for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2024 plus a $595 compliance/transaction fee. On August 26, 2024, the company established Series Paign Drive for the purposes of acquiring the Paign Drive property. The property was purchased by Wahed Financial in August 2024 and it expects to sell the property to Series Paign Drive for a purchase price of $260,000 plus any acquisition and improvement costs, subject to sufficient funding from the company’s Regulation A offering. On April 9, 2025, Wahed Financial leased the property under a two-year lease for a monthly rent of $2,100 and expects to transfer the lease to the company concurrently with the transfer of the property

Wahed Financial is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Wahed Financial is also the Managing Member of each Series.

Going Concern

The company’s consolidated and consolidating financial statements have been prepared on a going concern basis, , which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The company is a business that is in the process of commencing planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits through December 31, 2024 and is dependent upon its Managing Member and its affiliates for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for a reasonable period.

The company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts.

Results of Operations

	For the period from May 14, 2024 (inception) to December 31, 2024
	Series Paign Drive	Unallocated	Consolidated

Total revenues	$–	$–	$–

Operating expenses
General and administrative	152	–	152
Professional fees	800	15,700	16,500
Total operating expenses	$952	$15,700	$16,652

Loss from operations	(952)	(15,700)	(16,652)

Other expense
Loan facility fees	392	3,237	3,629
Total other expense	$392	$3,237	$3,629

Net loss	$(1,344)	$(18,937)	$(20,281)

The company was formed on May 14, 2024 and has had no significant operations and no revenues since that date. Operating expenses consisted primarily of professional fees of $16,500 related to audit services. As of December 31, 2024, the company had also incurred an aggregate of $114,693 of offering expenses, which are recorded as deferred offering costs on its consolidated and consolidating balance sheet, $12,544 of which have been allocated to Series Paign Drive. These deferred offering costs will be capitalized as an asset and netted from offering proceeds at the conclusion of the offering or expensed in the event the offering does not succeed. These expenses have been funded by affiliates of the company as described below.

Liquidity and Capital Resources.

Due to its recent formation and limited operations to date, the company’s assets and liabilities relate principally to deferred offering costs incurred to date and borrowings from related parties to pay such costs.

In December 2024, the company commenced an offering of up to 3,136 Series Interests in Series Paign Drive pursuant to Regulation A of the Securities Act of 1933, as amended, for purposes of funding the acquisition of the Paign Drive property. The Managing Member purchased the Paign Drive Property in August 2024 and intends to sell it to Series Paign Drive once sufficient funds have been raised by the Series in the Series Offering. To date, Series Paign Drive has raised $89,600 in gross proceeds, corresponding to the sale of 896 Series Interests in Series Paign Drive.

The company currently is dependent on funding from the Managing Member and its affiliates to fund its costs and expenses. Once the company has raised sufficient funds through the offering of Series Interests to acquire residential properties, it expects that its capital resources would be derived from operating cash flow. All current and future Series will be dependent on the net proceeds from such offering for funding to acquire these properties.

Plan of Operation

The company intends to focus on acquiring properties located in the United States, that are expected to include:

●	Single family homes,

●	Condos and

●	Small multi-family properties.

As part of our plan of operations, we intend to execute the following milestones over the course of the next 12 months:

●	Through Wahed Financial and its affiliates, build, develop and grow the Wahed Real Estate platform to provide potential investors the ability to view each Series and the Underlying Assets and provide investors the opportunity to invest in one or more Series once qualified.

●	Build and develop efficient property management relationships across multiple locations/ states.

●	Close on 15 additional properties to be included in additional Series.

Trend Information

The company in the process of commencing planned principal operations and has not generated revenue from intended operations. The company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions.

Recent proposals to change the international trade framework have resulted in substantial regulatory uncertainty regarding international trade and trade policy, both in the United States and abroad. The U.S. government has also instituted other initiatives that may affect our business, including a stricter immigration and deportation policy. To the extent such actions result in increased prices for goods or labor shortages and higher prices for services, our costs may be materially adversely impacted. The impact of these and any future actions on the broader US and global economy in the future is uncertain. Rising inflation, slower economic growth and increases in unemployment that may result from global trade disruptions could further deflate consumer demand, which may impact the housing market more broadly, reducing demand for residential housing and reducing rental rates.

A host of other factors beyond the company's control could also adversely affect our business, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and the results of its operations.

Once the company commences its planned principal operations, it will incur significant additional expenses. The company will need significant additional capital resources to acquire properties and operate its business thereafter, which is subject to significant risks and uncertainties.

Item 3. DIRECTORS AND OFFICERS

In accordance with the Operating Agreement, Wahed Financial is the initial Managing Member of each Series. Wahed Financial is also the Managing Member of Wahed Real Estate. Wahed Real Estate does not have any officers or directors. Wahed Financial is managed by 2 individual managers and has one officer that serves as Chief Executive Officer and Chief Financial Officer as detailed below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/ Part Time
Ahmar Shaikh	Manager, Chief Executive Officer and Chief Financial Officer	30	May 8, 2024	10 hours/week
Nawvid Ahmed	Manager	38	May 8, 2024	10 hours/week

Ahmar Shaikh

Ahmar is the Head of North America at Wahed Invest LLC, a position he has held since December 2023. At Wahed Invest LLC, Ahmar oversees all activities pertaining to the region, which includes operations, sales, marketing, strategy, and product. Ahmar is a seasoned executive with approximately 7 years of experience and a strong record of managing and growing business through innovation. Prior to joining Wahed Invest LLC and since 2021, Ahmar was a Vice President of strategy, transformation, and growth at Aviso Wealth, Canada’s largest independent wealth management firm. Prior to this time and since 2017, Ahmar worked with multiple financial services organizations globally as a management consultant at Deloitte Canada.

Nawvid Ahmed

Nawvid joined the Wahed group of companies in March 2024 as Chief Compliance Officer. Mr. Ahmed has been working in the financial service space for over 16 years. He has held various compliance leadership roles, most recently at Greystar, one of the largest private equity real estate firms in the US, where he served as Director of Compliance & Risk from April 2023 to March 2024. Nawvid has been in senior compliance roles, including Chief Compliance Officer at several firms, serving as Chief Compliance Officer of the start-up Invest Every from April 2022 to March 2023, Chief Compliance Officer of Texas Capital Bank from July 2020 to April 2022 and Senior Compliance Officer with Fisher Investments from 2017 until 2020. Nawvid started his career as a Financial Representative at Fidelity Investments in 2007 and remained with the firm until 2017.

The Managing Member and the Operating Agreement

The Managing Member will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Managing Member and its members and officers will not be required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

The Managing Member will perform its duties and responsibilities pursuant to the Operating Agreement. The Managing Member will maintain a contractual, as opposed to a fiduciary relationship, with us and our investors. Furthermore, we have agreed to limit the liability of the Managing Member and to indemnify the Managing Member against certain liabilities.

The Operating Agreement further provides that our Managing Member, in exercising its rights in its capacity as Managing Member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any Series or any of the Interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the Operating Agreement provides that our Managing Member will not have any duty (including any fiduciary duty) to our company, any Series or any of the Interest holders.

Our Managing Member has not-sponsored any prior real estate investment programs. Accordingly, this Report does not contain any information concerning prior performance of our Managing Member and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our Series.

Responsibilities of the Manager

The responsibilities of the Managing Member include:

●	Investment Advisory, Origination and Acquisition Services such as approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	Offering Services such as the development of our Series offerings, including the determination of their specific terms;

●	Management Services such as investigating, selecting, and, on our behalf, engaging and conducting business with such persons as the Managing Member deems necessary to the proper performance of its obligations under the Operating Agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, property managers and any and all persons acting in any other capacity deemed by the manager necessary or desirable for the performance of any of the services under the Operating Agreement;

●	Accounting and Other Administrative Services such as maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, and managing and performing the various administrative functions necessary for our day-to-day operations;

●	Investor Services such as managing communications with our investors, including answering phone calls, preparing and sending written and electronic reports and other communications;

●	Financing Services such as monitoring and overseeing the service of our debt and other financings, if any; and

●	Disposition Services such as evaluating and approving potential asset dispositions, sales or liquidity transactions.

Compensation of Directors and Executive Officers

The company did not compensate any director or executive officer of Wahed Financial for its services to Wahed Real Estate. Pursuant to the Operating Agreement, the Managing Member, or affiliated entities, will receive fees and expense reimbursements for services relating to our Series offerings and the investment and management of our Series and their Underlying Assets. These fees and expense reimbursement are discussed under “Item 1. Business – Our Managing Member and Fees and Expenses payable by each Series.”

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays the securities of our company beneficially owned by Wahed Financial. No securities of our company or any Series are owned by any manager or officer of Wahed Financial any no other holder beneficially owns more than 10% of any class of the company’s securities or Series interests.

Title of class A	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Wahed Real Estate Membership Interest	Wahed Financial LLC 27 East 28th Street, 8th Floor New York, New York 10016	100% of Membership Interests of Wahed Real Estate Series 1 LLC	n/a	100%	100%

As of the date of this Report, there were no Series Interests outstanding. Prior to the initial offering of any Series, Wahed Financial is the Initial Member and sole Managing Member of such Series. Mr. Shaikh and Mr. Ahmed are the Managers of Wahed Financial.

Wahed Inc. is currently the sole member and 100% owner of Wahed Financial. Approximately 23% of the capital stock of Wahed Inc. is owned by Junaid Wahedna, who is also the Chairman of its board of directors. No other person beneficially owns more than 10% of Wahed Inc.

Following its regulatory examination of Wahed Invest, a wholly owned subsidiary of Wahed Inc. and a registered investment advisor, beginning in June 2019, the SEC staff requested additional information from Wahed Invest, investigating certain marketing communications and purported operational deficiencies between September 2018 and July 2019.  Wahed Invest fully cooperated with the SEC’s investigation and elected to make an offer of settlement to the SEC, and based on information that Wahed Invest provided, the SEC issued an Order Instituting Administrative Cease-and-Desist Proceedings against Wahed Invest on February 10, 2022 (the “2022 SEC Order”). The SEC alleged (1) that Wahed Invest made certain misleading statements with respect to marketing of its new equity products in 2018, (2) that from September 2018 through July 2019, Wahed Invest represented that it periodically rebalanced its robo-advisory client accounts when it did so only twice, (3) that Wahed Invest failed to give prior disclosure to its clients of its preference for and affiliation with the Wahed FTSE USA Shariah ETF or of any potential conflicts of interest related to the Wahed FTSE USA Shariah ETF and (4) that Wahed Invest did not have sufficient written policies to ensure the Shariah-compliance of its report on the purification of impermissible income.  The SEC alleged that Wahed Invest violated Sections 206(2) and 206(4) of the Investment Advisers Act of 1940, and Rules 206(4)-1 and 206(4)-7 promulgated thereunder. The SEC, among other things, censured Wahed Invest and ordered Wahed Invest to cease-and-desist from any future violations of Sections 206(2) and 206(4) of the Investment Advisers Act of 1940  (“Advisers Act”), and Rules 206(4)-1 and 206(4)-7 promulgated thereunder, and pay a $300,000 civil penalty. Wahed Invest consented to the Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).  Prior to the entry of the 2022 SEC Order, Wahed Invest implemented additional remedial measures beyond previously planned operational changes made in  2019.

Also, the SEC issued an Order Instituting Administrative and Cease-and-Desist Proceedings against Wahed Invest on November 1, 2024 (the “2024 SEC Order”).  The SEC alleged that from November 4, 2022 through May 2024, Wahed Invest disseminated certain advertisements on its public website and via social media and email containing endorsements from several professional athletes that failed to provide the disclosures required under Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder (the “Marketing Rule”).  The 2024 SEC Order further alleges that Wahed Invest disseminated advertisements on its public website that presented hypothetical, backtested performance without adopting and implementing required policies and procedures designed to ensure the hypothetical performance was relevant to the likely financial situation and investment objectives of the intended audience, also in violation of the Marketing Rule.  By virtue of these actions, the SEC alleged that Wahed Invest violated Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder. The SEC censured Wahed Invest and ordered it to cease-and-desist from any future violations of Sections 206(4) of the Advisers Act and Rule 206(4)-1 thereunder; ordered Wahed Invest to pay a civil monetary penalty of $250,000; and ordered Wahed Invest to complete certain undertakings.  Wahed Invest consented to the 2024 SEC Order without admitting or denying the SEC’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).

Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Existing Transactions

Real Estate Agreements

Wahed Financial entered into a purchase contract with an unaffiliated third party on June 30, 2024 for the purchase of the Paign Drive property for a purchase price of $260,000 plus prorated property taxes and water bills from July 5, 2025 plus a $595 compliance/transaction fee. There are no contingencies to the purchase. Our Managing Member purchased the property in August 2024 and intends to sell the property to Series Paign Drive for $260,000, plus estimated acquisition expenses of 7,800. On April 9, 2025, Wahed Financial leased the property under a two-year lease for a monthly rent of $2,100 and expects to transfer the lease to the company concurrently with the transfer of the property. See “The Company’s Business – Property Overview – Series Paign Drive” for further information.

On March 12, 2025, the Managing Member entered into a property management agreement for the Paign Drive property which it expects to assign to the company in connection with the sale of the Paign Drive property to Series Paign Drive. See “Item 1. Business – Property Overview – Series Paign Drive – Property Management Agreement” for a discussion of the terms of this agreement.

Related Party Loans

As of December 31, 2024, the company had loans payable to related parties totalling $109,811 ($79,170 to Wahed Invest LLC and $30,641 to Wahed Inc.), of which $16,294 was allocated to Series Paign Drive. These proceeds of these related party loans were used to fund the company operating and offering expenses. The loans bear no interest, however, each lender is entitled to charge an arm’s length loan facility fee on the amount borrowed. Aggregate loan facility fees payable as of December 31, 2024, were $3,629, of which $392 has been allocated to Series Paign Drive. The loan and the loan facility fee charged thereon are payable on demand.

Conflicts of Interest

The company is subject to various conflicts of interest arising out of its relationship with the Managing Member and its affiliates. These conflicts are discussed below.

General

The members and the officer of Wahed Financial, who will make all decisions on behalf of our company, are also key professionals of Wahed Inc and/or its other subsidiaries and has legal obligations with respect to those entities that may be similar to their obligations to the company. In addition, in the future, any officers or members of Wahed Financial and its affiliates may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Wahed Financial may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors and under Regulation D or Regulation A or otherwise. Wahed Financial will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Wahed Financial’s professionals and other personnel of it or its affiliates for the day-to-day operation of our business. These persons’ interests in Wahed Financial and other affiliated entities, obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of the Wahed group of companies, mean that they will face conflicts of interest in allocating time among the company, Wahed Financial, other affiliated entities and other business activities in which they are is involved. The company believes that Wahed Financial and its affiliates have sufficient personnel and resources to fully discharge their responsibilities to our company and Series.

Item 6. OTHER INFORMATION

None.

Item 7. FINANCIAL STATEMENTS

WAHED REAL ESTATE SERIES 1 LLC

A Delaware Limited Liability Company

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31, 2024 AND FOR THE
PERIOD FROM MAY 14, 2024 (INCEPTION) TO
DECEMBER 31, 2024

CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AS OF DECEMBER 31, 2024 AND FOR THE PERIOD FROM MAY 14, 2024 (INCEPTION) TO DECEMBER 31, 2024
Independent Auditor’s Report	F-2
Consolidated and Consolidating Balance Sheets	F-4
Consolidated and Consolidating Statements of Operations	F-5
Consolidated and Consolidating Statements of Changes in Members’ Equity/(Deficit)	F-6
Consolidated and Consolidating Statements of Cash Flows	F-7
Notes to the Consolidated and Consolidating Financial Statements	F-8

To the Managing Member of

Wahed Real Estate Series 1 LLC

Lewes, DE

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Wahed Real Estate Series 1 LLC (the “Company”) on a consolidated basis, which comprise the balance sheets as of December 31, 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from May 14, 2024 (inception) to December 31, 2024, and the related notes to the consolidated financial statements. We have audited the accompanying financial statements of each listed Series of the Company, which comprise each listed Series’ balance sheet as of December 31, 2024, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from May 14, 2024 (inception) to December 31, 2024 for each listed Series, and the related notes to each listed Series’ financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2024, the financial position of each listed Series as of December 31, 2024, and the Company’s and each listed Series consolidated operations and its cash flows for the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated and consolidating financial statements, on a total consolidated basis, the Company has not generated revenues nor profits since inception and has sustained net losses of $20,281 for the period from May 14, 2024 (inception) to December 31, 2024. As of December 31, 2024, the Company had an accumulated deficit of $20,281 and limited liquid assets to satisfy its obligations as they come due, with cash of $3,179 relative to current liabilities of $139,539. The Company and each listed Series are reliant upon its manager to fund its current and future obligations. These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024, each listed Series’ financial statements as of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024 are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and each listed Series’ financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 8, 2025

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$3,179	$-	$3,179
Deferred offering costs	12,544	102,149	114,693
Prepaid expenses	1,385	-	1,385
Total Current Assets	17,108	102,149	119,257

TOTAL ASSETS	$17,108	$102,149	$119,257

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$2,158	$27,569	$29,727
Loans payable, related party	16,294	93,517	109,811
Total liabilities	18,452	121,086	139,538

Members’ equity/(deficit)
Contributions	-	-	-
Accumulated deficit	(1,344)	(18,937)	(20,281)
Total members’ equity/(deficit)	(1,344)	(18,937)	(20,281)
TOTAL LIABILTIES AND MEMBERS’ EQUITY/(DEFICIT)	$17,108	$102,149	$119,257

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
Revenue:
Revenue from operations	$-	$-	$-
Total Revenues	-	-	-

Operating Expenses:
General and administrative	152	-	152
Professional fees	800	15,700	16,500
Total Operating Expenses	952	15,700	16,652

Loss from Operations	(952)	(15,700)	(16,652)

Other Expense
Loan facility fees	392	3,237	3,629
Total Other Expenses	392	3,237	3,629

Net loss	$(1,344)	$(18,937)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(1,344)	(1,344)

Balance as of December 31, 2024	$-	$(1,344)	$(1,344)

	Unallocated
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(18,937)	(18,937)

Balance as of December 31, 2024	$-	$(18,937)	$(18,937)

	Consolidated
	Contributions	Accumulated Deficit	Total Members’ Equity/(Deficit)
Balance at May 14, 2024 (inception)	$-	$-	$-
Net loss	-	(20,281)	(20,281)

Balance as of December 31, 2024	$-	$(20,281)	$(20,281)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the period from May 14, 2024 (inception) to December 31, 2024

	Series Paign Drive	Unallocated	Consolidated
Cash flows from operating activities
Net loss	$(1,344)	$(18,937)	$(20,281)
Adjustments to reconcile net loss to net cash provided by operating activities:
Expenses paid by related party	16,294	93,517	109,811
Changes in operating assets and liabilities
Increase in prepaid expense	(1,385)	-	(1,385)
Increase in account payable	2,158	27,569	29,727
Net cash provided by operating activities	15,723	102,149	117,872

Cash flows from investing activities

Cash flows from financing activities
Deferred offering costs	(12,544)	(102,149)	(114,693)
Net cash used in financing activities	(12,544)	(102,149)	(114,693)

Cash and cash equivalents
Net changes during the period	3,179	-	3,179
Balance, beginning of period	-	-	-
Balance, end of period	$3,179	$-	$3,179

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

NOTE 1: NATURE OF OPERATIONS

Wahed Real Estate Series 1, LLC (the “Company”) is a Delaware Series limited liability company formed on May 14, 2024, under the laws of Delaware, for which Wahed Financial, LLC is the managing member (the “Managing Member”). The Company was formed to enable public investment in residential rental properties, each of which will be held directly or indirectly by a separate Series of limited liability interests, or “Series,” of the Company. The Company formed Series Paign Drive on August 26, 2024.

As of December 31, 2024, the Company is in the process of commencing its operations. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated and consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Risk and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Prepaid Expenses

As of December 31, 2024, prepaid expenses of $1,385 were recorded related to insurance for Series Paign Drive.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

Deferred Offering Costs

The Company and its Series comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse its Managing Member up to 4% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering. As of December 31, 2024, the Company has deferred $114,693 of offering costs, consisting of $102,149 of unallocated deferred offering costs and $12,544 of Series Paign Drive deferred offering costs.

Acquisition Costs

The cost of acquiring the property will be borne by Series Paign Drive, including any buyer’s premium payable, the sourcing fee payable to the Managing Member and any sales or similar taxes if required to be paid.

Upon acquisition, the property will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Series funded by the Managing Member and acquisition expenses, which include all fees, costs and expenses incurred.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheet approximate their fair value.

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

No revenue has been earned or recognized through December 31, 2024.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Expense Allocation

To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Series properties and any indemnification payments made by the Managing Member will be allocated among the various Series interests in accordance with the Managing Member’s allocation policy. The allocation policy requires the Managing Member to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of the Series properties or the number of properties, as reasonably determined by the Managing Member or as otherwise set forth in the allocation policy. The Managing Member has sole discretion to amend the allocation policy.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in this consolidated and consolidating financial statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company intends to elect for each Series to be taxed as a corporation.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax position would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that is in the process of commencing planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits through December 31, 2024 and is dependent upon its Managing Member and its affiliates for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The consolidated and consolidating balance sheets don’t include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

NOTE 4: MEMBERS’ EQUITY/(DEFICIT)

No capital has been contributed to the Company as of December 31, 2024.

In December 2024, the Company commenced an offering (the “Series Offering”) of up to 3,136 Series interests in Series Paign Drive pursuant to Regulation A of the Securities Act of 1933, as amended, for purposes of funding the acquisition of a residential property located at 41210 Paign Dr., Sterling Heights, MI (the “Paign Drive Property”). The Managing Member purchased the Paign Drive Property in August 2024 and intends to sell it to Series Paign Drive once sufficient funds have been raised by the Series in the Series Offering. No Series interests have been sold as of December 31, 2024.

The Company is managed by Wahed Financial, LLC, a Delaware limited liability company and managing member of the Company (the “Managing Member”) and the Managing Member holds 100% of the Company’s membership units. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series.

Profits and losses shall be allocated pro rata by Series among all the members of each of the Company’s Series, which may include the Managing Member.

Distributable cash, as determined by the Managing Member, will be distributed upon the final accounting of net results from the sale of a property, upon liquidation of the Company or as determined by the Managing Member, subject to available cash. Distributable cash of each Series shall be applied and distributed 100% to the members of that Series (pro rata to their interests and which, for the avoidance of doubt, may include the Managing Member and its affiliates).

No member shall be entitled to withdraw or receive return of their capital contribution, except to the extent, if any, that distributions made pursuant to the operating agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in the operating agreement.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company is managed by its sole member, Wahed Financial LLC, the Managing Member of the Company. Pursuant to the terms of the operating agreement, the Managing Member will provide certain management services to the Company. The Managing Member shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Managing Member may deem to be reasonably required to accomplish the purpose of the Company.

Subject to certain restrictions and limitations, the Managing Member is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. The Managing Member has power and authority on behalf of the Company to amend the operating agreement.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

Management Fee

For the Managing Member’s efforts in conducting due diligence, acquiring the properties, day-to-day management, and making the investment opportunity available to the Company and its members, the Managing Member shall earn on a quarterly basis beginning on the first quarter end date following the initial closing date of the issuance of interests in a Series, payable quarterly in arrears, equal to 0.25% (1% annualized) of the asset value, as determined by the Managing Member as of the last day of the immediately preceding quarter.

Sourcing Fee

Each Series will pay the Managing Member with a sourcing fee to cover the costs associated with searching and negotiation of the property purchase and preparing the property for rental. The applicable sourcing fee will be set forth in the certificate of designation for each Series.

Reimbursement of Expenses

Pursuant to the operating agreement, the Managing Member or its affiliates will receive reimbursement of reasonable expenses paid or incurred by the Managing Member or its affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, revenue, or reserves. The Managing Member may also reimburse members of the Company for such expenses incurred by them in connection with the Company’s operations, as decided in the Managing Member’s sole discretion.

The Company will reimburse its Managing Member’s offering expenses, which the Managing Member has agreed to cap at 4% of the gross proceeds of the aggregate offerings of all Series.

Distributions

Distributable cash, as determined by the Managing Member, will be distributed upon the final accounting of net results from the sale of a property, upon liquidation of each Series of the Company or as determined by the Managing Member, subject to available cash. Distributable cash shall be applied and distributed 100% to the members (pro rata to their interests and which, for the avoidance of doubt, may include the Managing Member and its affiliates).

Loans Payable, Related Party

As of December 31, 2024, loans payable, related party includes loans taken from Wahed Inc. and Wahed Invest LLC, related parties under common control. These entities have paid certain expenses on behalf of the Company, which remain payable as of December 31, 2024. The total amount is $109,811 ($79,170 to Wahed Invest LLC and $30,641 to Wahed Inc.) consisting of $93,517 unallocated payable and $16,294 payable from Series Paign Drive. The balance bears no interest, however, loan facility fees at an arm’s length is charged on the loan. Loan facility fee payable as of December 31, 2024, on these loans is $3,629, consisting of $3,237 unallocated loan facility fee payable and $392 loan facility fee payable from Series Paign Drive. The loan and the loan facility fee charged thereon are considered payable on demand.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE SERIES 1 LLC

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

As of December 31, 2024 and for the period from May 14, 2024 (inception) to December 31, 2024

Acquisition Cost - Paign Drive Property

On August 9, 2024, Wahed Financial LLC, as the managing member of the Company, completed the acquisition of the property located at 41210 Paign Drive, Sterling Heights, MI “Paign Drive Property” for a total purchase price of $260,000 and intends to sell the property to Series Paign Drive once sufficient funds from the Series Offering have been tendered to the Company. As of December 31, 2024, title to the Paign Drive Property is held by Wahed Financial LLC (Managing Member) and has not yet been transferred to Series Paign LLC.

On March 12, 2025, the Managing Member entered into a property management agreement, appointing Ahsan Tarar, as the "Property Manager," effective March 12, 2025. Unless explicitly renewed or terminated, the property management agreement will end on the second anniversary of the effective date and will automatically renew for additional successive 12-month periods. The Property Manager is entitled to a withhold 10% from each monthly rental payment including late fees as compensation for management services or management fees.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Subsequent to December 31, 2024 through the date of these consolidated and consolidating financial statements, the Company has issued 896 Series interests in Series Paign Drive.

Management has evaluated all subsequent events through April 8, 2025, the date the consolidated and consolidating financial statements were available to be issued.

See accompanying Independent Auditor’s Report

Item 8.

INDEX TO EXHIBITS

2.1	Certificate of Formation of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)

2.2	Limited Liability Company Agreement of Wahed Real Estate Series 1 LLC (incorporated by reference to Exhibit 2.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)

2.3	Series Paign Drive Series Designation (incorporated by reference to Exhibit 2.3 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)

4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)

6.1	Dalmore Agreement (incorporated by reference to Exhibit 6.1 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)

6.2	Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.2 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)

6.3	Loan Agreement, dated May 30, 2024, between the Company and Wahed Invest LLC (incorporated by reference to Exhibit 6.3 of the Company’s Offering Statement on Form 1-A filed with the SEC on August 29, 2024)

6.4	Paign Drive Property Management Agreement

6.5	Addendum to Series Paign Drive Purchase Agreement (incorporated by reference to Exhibit 6.5 of Amendment No. 1 to the Company’s Offering Statement on Form 1-A filed with the SEC on November 20, 2024)

6.6	Facility Agreement, dated December 15, 2024, between Wahed Invest LLC and Wahed Real Estate Series 1 LLC

6.7	Facility Agreement, dated December 15, 2024, between Wahed Inc. and Wahed Real Estate Series 1 LLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on April 29, 2025.

Wahed Real Estate Series 1 LLC

a Delaware limited liability company

By	Wahed Financial LLC, a Delaware corporation
	Its:	Managing Member

	By:	/s/ Ahmar Shaikh
	Name:	Ahmar Shaikh
	Title:	Manager

By:	/s/ Nawvid Ahmed
Name:	Nawvid Ahmed
Title:	Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

By:	/s/ Ahmar Shaikh
Name:	Ahmar Shaikh
Title:	Manager, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer) of Wahed Financial LLC

Date: April 29, 2025

By:	/s/ Nawvid Ahmed
Name:	Nawvid Ahmed
Title:	Manager Wahed Financial LLC

Date: April 29, 2025